Exhibit (23)(a)


                        CONSENT OF KPMG PEAT MARWICK LLP

Board of Directors
First Union Corporation

     We consent to the incorporation by reference in the Registration Statement of First Union Corporation on Form S-3 of our report dated May 15, 1998, relating to the supplemental consolidated balance sheets of First Union Corporation and subsidiaries as of December 31, 1997 and 1996, and the related supplemental consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the 1997 Supplemental Annual Report to Stockholders which is included in First Union Corporation's Form 8-K dated May 26, 1998 which is incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the caption "Experts."



KPMG PEAT MARWICK LLP

Charlotte, North Carolina
January 12, 1999